Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00
ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00
ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00
ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00
ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00
ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041	$100,000,000	$11,610.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

$100,000,000 ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041

UBS AG is offering and selling six different series of ETRACS (together, the “Securities”). The Securities are senior unsecured debt securities issued by UBS AG (“UBS”). Each series of the Securities provides short (inverse) exposure to the daily performance of the related index in the S&P 500 VIX Futures Index Series (each an “Index,” and collectively, the “Indices”), reduced by the Tracking Fee (as described below) based on a rate of 1.35% per annum and the Event Risk Weekly Hedge Cost (as described below). Each Index is designed to provide investors with exposure to futures contracts on the CBOE Volatility Index (the “VIX Index”), having a constant weighted average maturity ranging from one month to six months, depending on the series of the Securities purchased. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, upon acceleration, upon early redemption, or upon exercise by UBS of its call right if the level of the related Index increases or does not decrease by an amount sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee, if applicable. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its call right, based on the inverse performance of the related Index, less the Tracking Fee and the Event Risk Weekly Hedge Cost. You will receive a cash payment upon early redemption based on the inverse performance of the related Index less the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee. Payment at maturity or call, upon acceleration or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. THESE SECURITIES ARE DESIGNED FOR TRADERS. IF YOU DO NOT UNDERSTAND THE EFFECTS OF DAILY RESETS, THE NEGATIVE CARRY ASSOCIATED WITH VIX FUTURES AND THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, THEN YOU SHOULD NOT INVEST IN THESE SECURITIES. The Securities are designed as a short-term trading vehicle for sophisticated investors who understand the risks of investing in the inverse performance of an index comprised of VIX futures contracts having a constant weighted average maturity ranging from one month to six months. DUE TO THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, WHICH WILL BE SIGNIFICANT OVER LONGER PERIODS OF TIME, THE SECURITIES ARE NOT INTENDED TO BE A “BUY AND HOLD” INVESTMENT. Moreover, the contracts included in the relevant Index have historically traded in “contango” markets. Contango markets are those in which the prices of near term contracts are lower than contracts expiring further in the future. However, VIX futures have at times traded in “backwardation” and may do so again in the future. Backwardated markets are those in which prices of near term contracts are higher than contracts expiring further in the future, resulting in a positive yield on the relevant Index as the futures are “rolled” each day. Because the existence of backwardation will result in positive “roll yields” on the relevant Index, it will have the opposite effect on the relevant series of Securities, effectively resulting in negative “roll yields” on the applicable series of Securities because the Securities provide short (inverse) exposure to the relevant Index and therefore lose value when the relevant Index appreciates in value. Therefore, if the term structure of the VIX futures markets is in backwardation, the value of the Securities will be adversely affected. The Securities may not provide a hedge against an increase in the value of the S&P 500® Index or the equities comprising the S&P 500® Index. The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	September 7, 2011

Initial Settlement Date:	September 12, 2011

Term:	30 years, subject to your right to receive payment for your Securities on any Redemption Date, acceleration upon minimum indicative value or maximum intraday index value or the UBS Call Right, each as described below.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-15 for additional risks related to an investment in the Securities.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated September 7, 2011

Maturity Date:	September 6, 2041, subject to adjustment.

Principal Amount:	$100.00 per Security.

Underlying Index:	The return on each series of Securities is linked to the inverse performance of the related Index in the S&P 500 VIX Futures Index Series. Each Index seeks to provide investors with exposure to futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase. The VIX Index reflects near-term implied volatility of the S&P 500® Index, an Index published by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). The VIX Index is calculated based on prices of put and call options on the S&P 500 Index in the two closest nearby months from which 30-day forward volatility is derived. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months. For a detailed description of the Indices, see “S&P 500 VIX Futures Indices” beginning on page S-27.

No Interest Payments:	We will not pay you interest during the term of the Securities.

Payment at Maturity:	For each Security, unless earlier redeemed, called or accelerated, you will receive at maturity a cash payment equal to the Current Principal Amount of your Security on the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero.

Current Principal Amount:	The Current Principal Amount for each series of Securities on the Initial Trade Date will equal $100. On each subsequent calendar day until maturity, upon early redemption, acceleration or call, the Current Principal Amount will equal (1) the Current Principal Amount for that series on the immediately preceding calendar day times (2) the Daily Index Factor for that series on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Tracking Fee for that series on such calendar day minus (4) the Event Risk Weekly Hedge Cost for that series on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Event Risk Weekly Hedge Cost:	The Event Risk Weekly Hedge Cost on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Event Risk Weekly Hedge Cost will be equal to the product of (i) 0.077% divided by 7 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Event Risk Weekly Hedge Cost is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Event Risk Weekly Hedge Cost accumulates over time. The Event Risk Weekly Hedge Cost of 0.077% (7.7 basis points) per calendar week equates to approximately 4% per annum.

Daily Index Factor:	The Daily Index Factor for any series of Securities on any Trading Day will equal 1 + (1- ((a) the Index Closing Level for that series on such Trading Day divided by (b) the Index Closing Level for that series on the immediately preceding Trading Day).

Index Closing Level:	The closing level of the relevant Index on any Trading Day as reported on the NYSE and Bloomberg L.P.

Tracking Fee:	The Tracking Fee on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Tracking Fee will be equal to the product of (i) 1.35% divided by 365 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Tracking Fee is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time.

Redemption Amount:	Subject to the minimum redemption amount of 25,000 Securities of the same series and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount on the applicable Valuation Date minus the Redemption Fee. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee:	As of any Valuation Date, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on the applicable Valuation Date.

UBS Call Right:	On any Trading Day on or after September 12, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of that series not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive per Security a cash payment (the “Call Settlement Amount”, on a date which will be known as the “Call Settlement Date”) equal to the Current Principal Amount on the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.

Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value:	If, at any time, (i) the indicative value of the Securities of any series on any Trading Day equals $5.00 or less or (ii) the intraday index value increases at least +60% as compared to the Index Closing Level on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the +60% level on such Acceleration Date or any subsequent Trading Day) for a cash payment equal to the Current Principal Amount calculated on and as of the Acceleration Date. We refer to this cash payment as the “Acceleration Amount.” The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

(cover continued on next page)

Trading Day:	A Trading Day with respect to any series of Securities is a day on which (1) it is a Business Day, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the Chicago Board Options Exchange, Incorporated (the “CBOE”), in each case as determined by the Calculation Agent in its sole discretion.

Calculation Agent:	UBS Securities LLC

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon the minimum indicative value or maximum intraday index value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on September 3, 2041. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. See “Specific Terms of the Securities — Market Disruption Event” on page S-45.

Listing:	Each series of Securities has been approved for listing on the New York Stock Exchange (“NYSE”) Arca, subject to official notice of issuance, under the related symbol identified in the table below. There can be no assurance that an active secondary market will develop for any series of Securities; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Securities	NYSE Arca Ticker Symbol	CUSIP	ISIN
ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041	AAVX	90268A873	US90268A8734

ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041	BBVX	90268A865	US90268A8650

ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041	CCVX	90268A857	US90268A8577

ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041	DDVX	90268A840	US90268A8403

ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041	EEVX	90268A832	US90268A8320

ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041	FFVX	90268A824	US90268A8247

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of each series of Securities to UBS Securities LLC at 100% of their stated Principal Amount (a total of $60,000,000 stated Principal Amount for all of the series). After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Tracking Fee and the Event Risk Weekly Hedge Cost. Please see “Supplemental Plan of Distribution” on page S-57 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The Exchange Traded Access Securities (ETRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute six offerings in a series of offerings of ETRACS exchange-traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices, which may have the same or different terms and conditions relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS linked to a different underlying index in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the Securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January 13, 2009 at:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement
Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
S&P 500 VIX Futures Indices	S-27
Valuation of the Indices and the Securities	S-38
Specific Terms of the Securities	S-41
Use of Proceeds and Hedging	S-50
Certain U.S. Federal Income Tax Consequences	S-51
Benefit Plan Investor Considerations	S-55
Supplemental Plan of Distribution	S-57
Conflicts of Interest	S-57
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the inverse performance of the relevant Index. Each Index seeks to provide investors with exposure to futures contracts on the VIX Index, having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase. The VIX Index is calculated based on prices of put and call options on the S&P 500 Index in the two closest nearby months from which 30-day forward volatility is derived. Futures on the VIX Index provide investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months. The Indices were created by Standard & Poor’s Financial Services LLC (“S&P” or, in such capacity, the “Index Sponsor”). S&P calculates the level of the relevant Index daily (in such capacity, the “Index Calculation Agent”) when the CBOE is open (excluding holidays and weekends) and publishes the Index levels under the NYSE Arca ticker symbols specified herein and on Bloomberg L.P. (“Bloomberg”) as soon as practicable thereafter. The Indices are proprietary indices. Each Index is a registered trademark of the Index Sponsor and is used under a license with UBS. For a detailed description of the Indices, see “S&P 500 VIX Futures Indices” beginning on page S-27.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, upon acceleration or upon early redemption. Instead, at maturity of a series of Securities, you will receive a cash payment per Security based on the inverse performance of the relevant Index equal to the Current Principal Amount of your Security on the Final Valuation Date. If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity or call, upon acceleration or upon early redemption, if the level of the relevant Index, which measures the daily compounded return of the relevant futures contract, increases or does not decrease by an amount sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and any Redemption Fee. See “Specific Terms of the Securities — Cash Payment at Maturity” beginning on page S-41.

We will not pay you interest during the term of the Securities.

At maturity or call, upon acceleration or upon early redemption of a series of Securities, you will receive a cash payment per $100.00 Principal Amount of your Securities equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the relevant Index Closing Level, taking into account the Tracking Fee and the Event Risk Weekly Hedge Cost. If redeemed, on the relevant Redemption Date for your series of Securities, you will receive the Current Principal Amount minus the Redemption Fee.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount for each series of Securities is equal to $100.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal (1) the Current Principal Amount for that series on the immediately preceding calendar day times (2) the Daily Index Factor for that series on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Tracking Fee for that series on such calendar minus (4) the Event Risk Weekly Hedge Cost for that series on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Event Risk Weekly Hedge Cost: The Event Risk Weekly Hedge Cost on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Event Risk Weekly Hedge Cost will be equal to the product of (i) 0.077% divided by 7 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Event Risk Weekly Hedge Cost is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Event Risk Weekly Hedge Cost accumulates over time. The Event Risk Weekly Hedge Cost represents the cost to UBS to hedge overnight extreme movements in implied volatility on the S&P 500. The Event Risk Weekly Hedge Cost of 0.077% (7.7 basis points) per calendar week equates to approximately 4% per annum.

Daily Index Factor: The Daily Index Factor for each series of Securities on any Trading Day will equal 1 + (1- (a) the Index Closing Level for that series on such Trading Day divided by (b) the Index Closing Level for that series on the immediately preceding Trading Day). For purposes of calculating the Current Principal Amount at maturity or call, upon acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Tracking Fee: The Tracking Fee on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Tracking Fee will be equal to the product of (i) 1.35% divided by 365 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Tracking Fee is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, upon acceleration or upon early redemption.

The Securities are designed as a trading product for sophisticated investors and not as a buy and hold investment.

The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors. In particular, the Securities should be purchased only by investors who understand the consequences of seeking inverse daily investment results generally. Investing in the Securities is not equivalent to a direct short investment in the relevant Index. The Securities are subject to the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and, if applicable, the Redemption Fee, which can negatively affect returns. The amount you receive at maturity or call, upon acceleration or upon early redemption will be contingent upon the level of the relevant Index, which measures the daily compounded return from taking a long position in the relevant futures contracts during the term of the Securities. In addition, because the Daily Index Factor measures the relevant Index’s inverse performance on a daily basis, the change in the Current Principal Amount from the previous Trading Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Trading Day, after taking into account the Tracking Fee and the Event Risk Weekly Hedge Cost. There is no guarantee that you will receive at maturity or call, upon acceleration or upon early redemption your initial investment back or any return on that investment.

For a further description of how your payment at maturity or call, upon acceleration or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Payment at Maturity,” “— UBS Call Right,” “— Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value” and “— Early Redemption at the Option of the Holders” beginning on page S-41.

Early Redemption

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 25,000 Securities of the same series) on any Trading Day prior to the Maturity Date. If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures,” you will receive payment for your

Securities on the Redemption Date (as defined below). The first Redemption Date will be September 19, 2011 and the last Redemption Date will be August 30, 2041. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 25,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

You may lose some or all of your investment upon early redemption, if the level of the relevant Index increases or does not decrease by an amount sufficient to offset the combined negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-42 and “— Redemption Procedures” beginning on page S-43.

For any early redemption, the applicable “Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-43.

UBS Call Right

On any Trading Day on or after September 12, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of the relevant series not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive per Security a cash payment on the Call Settlement Date equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’s exercise of its Call Right, if the level of the relevant Index increases or does not decrease by an amount sufficient to offset the negative effect of the Tracking Fee and the Event Risk Weekly Hedge Cost. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-44.

Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value

If, at any time, (i) the indicative value of the Securities of any series on any Trading Day equals $5.00 or less or (ii) the intraday index value increases in value at least +60% as compared to the Index Closing Level on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the +60%

level on such Acceleration Date or any subsequent Trading Day) for a cash payment equal to the Current Principal Amount on the Acceleration Date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-15.

➢

Short (Inverse) Exposure to the relevant Index — Because your investment in the Securities of any series is linked to the inverse performance of the relevant Index, any increase in the level of that Index would result in a decrease in the amount you will be paid at maturity, call, acceleration or upon early redemption.

➢

You may lose some or all of your investment — The Securities are fully exposed to any increase in the Index Closing Level over the term of the Securities as measured on the applicable Valuation Date or the Final Valuation Date. Because the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee, if applicable, reduces your final payment, the change in the Index Closing Level over the term of the Securities will need to be sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee, if applicable, in order for you to receive a payment at maturity equal to your initial investment in the Securities. If the level of the relevant Index is not sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee, if applicable, over the relevant period, you will lose some or all of your investment at maturity or call, upon acceleration or upon early redemption.

➢

Event Risk Weekly Hedge Cost — The Event Risk Weekly Hedge Cost represents the general cost to UBS to hedge overnight extreme market movements. The cost of 7.7 basis points (0.077%) represents a weekly cost which is the expected cost to hedge the event risk associated with this product. If the Securities were to be held for one year, the annualized cost of the Event Risk Weekly Hedge Cost would be approximately 4%. Due to this negative effect over a longer time period, the Securities are not intended as buy and hold investments and should be considered as short term trading vehicles only.

➢

Market risk — The return on the Securities, which may be positive or negative, is linked to the inverse return of the relevant Index as measured by the Daily Index Factor, which, in turn, is affected by a variety of market and economic factors, such as interest rates and volatility, and economic, financial, political, regulatory, judicial or other events that affect the futures contracts or the markets generally.

➢

Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

A trading market for the Securities may not develop — Although each series of Securities has been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in each series of Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of any series of Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of each series of Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of any series of Securities at any time, at our discretion. Therefore, the liquidity of any series of Securities may be limited.

➢

Not a “buy and hold” investment — THIS PRODUCT IS DESIGNED FOR TRADERS. IF YOU DO NOT UNDERSTAND THE EFFECTS OF DAILY RESETS, THE NEGATIVE CARRY ASSOCIATED WITH VIX FUTURES AND THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, THEN YOU SHOULD NOT INVEST IN THIS PRODUCT. The Securities are designed as a trading vehicle for sophisticated investors who understand the risks of investing in the inverse performance of an index comprised of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months. DUE TO CERTAIN CHARACTERISTICS OF THE SECURITIES, INCLUDING THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, WHICH WILL BE SIGNIFICANT OVER LONGER PERIODS OF TIME, THE SECURITIES ARE NOT INTENDED TO BE A “BUY AND HOLD” INVESTMENT. Moreover, the contracts included in the relevant Index have historically traded in “contango” markets. Contango markets are those in which the prices of near-term contracts are lower than contracts expiring further in the future. VIX futures have frequently exhibited very high contango in the past and will likely do so again in the future. However, VIX futures have at times traded in “backwardation” and may do so again in the future. Backwardated markets are those in which prices of near term contracts are higher than contracts expiring further in the future, resulting in a positive yield on the relevant Index as the futures are “rolled” each day. Because the existence of backwardation will result in positive “roll yields” on the relevant Index, it will have the opposite effect on the relevant series of Securities, effectively resulting in negative “roll yields” on the applicable series of Securities because the Securities provide short (inverse) exposure to the relevant Index and therefore lose value when the relevant Index appreciates in value. Therefore, if the term structure of the VIX futures markets is in backwardation, the value of the Securities will be adversely affected.

➢

The Securities may not protect against price and/or value increases — The Securities may not provide a hedge against an increase in the value of the S&P 500® Index or the equities comprising the S&P 500® Index.

➢

Limited performance history — The return on each series of Securities is linked to the performance of the relevant Index. Each of the S&P 500 VIX 2-Month Futures Index, S&P 500 VIX 3-Month Futures Index, S&P 500 VIX 4-Month Futures Index and S&P 500 VIX 6-Month Futures Index was launched on August 25, 2011 (see “S&P 500 VIX Indices — Historical and Estimated Historical Performance”). Each of the S&P 500 VIX Short-Term Futures Index and the S&P 500 Mid-Term Futures Index was launched on January 22, 2009. As a result, each of those Indices has a limited performance history. It is uncertain how any Index will perform in the future. Estimated historical data prior to August 25, 2011 and January 22, 2009, respectively has been simulated by applying the relevant Index’s calculation methodology to historical levels of the futures contracts included in that Index. No future performance of any Index can be predicted based on the historical or the estimated historical returns described in this prospectus supplement.

➢	No interest payments — You will not receive any interest payments on the Securities.

➢

No redemption prior to September 19, 2011 — You may elect to redeem your Securities on or after September 19, 2011. Accordingly, your ability to liquidate the Securities may be limited prior to that date.

➢

Minimum redemption amount — You must elect to redeem at least 25,000 Securities of the same series for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢

Potential automatic acceleration — In the event (i) the indicative value of the Securities of any series equals $5.00 or less on any Trading Day or (ii) the intraday index value increases in value at least 60% as compared to the Index Closing Level on the previous Trading Day, all Securities of that series will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS Call Right — UBS may elect to redeem all outstanding Securities of any series at any time on any Trading Day on or after September 12, 2012, as described under “Specific Terms of the Securities — UBS Call Right” beginning on page S-44. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities of that series.

The Securities may be a suitable investment for you if:

➢

You seek a short term investment with a return linked to the inverse performance of the relevant Index, which will provide short exposure to futures contracts on the VIX Index, having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase.

➢

You believe the level of the relevant Index will decrease, as measured by the Daily Index Factor, by an amount sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and any Redemption Fee.

➢	You understand the consequences of seeking returns linked to daily short investment results generally, and you intend to actively monitor and manage your investment.

➢

You are willing to accept the risk of (i) fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular and (ii) changes in term structure of the VIX Index forward curve (i.e., contango vs. backwardation).

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that may be called by UBS prior to maturity, pursuant to the UBS Call Right, on any Trading Day on or after September 12, 2012.

➢	You do not seek fixed current income from your investment.

➢	You are investing in the Securities as a trading product and not as part of a long-term investment portfolio.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢

You do not seek a short term investment with a return linked to the inverse performance of the relevant Index, which will provide short exposure to futures contracts on the VIX Index, having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase.

➢

You believe that the level of the Index will increase, as measured by the Daily Index Factor, or the level of the Index will not decrease by an amount sufficient to offset the negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and any Redemption Fee.

➢	You do not understand the consequences of seeking returns linked to daily short investment results generally, and you do not intend to actively monitor and manage your investment.

➢

You are not willing to accept the risk of (i) fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular and (ii) changes in term structure of the VIX Index forward curve (i.e., contango vs. backwardation).

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that may be called by UBS prior to maturity, pursuant to the UBS Call Right, on any Trading Day on or after September 12, 2012.

➢	You are not willing to hold securities that have a long-term maturity (30 years).

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek fixed current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Indices?

The levels of the Indices are calculated by the Index Calculation Agent. NYSE Arca publishes the levels of each of the Indices over the NYSE Euronext Global Index Feed & Consolidated Tape every 15 seconds beginning at 9:30 a.m., New York City time, and ending at 4:45 p.m., New York City time, and a daily Index Closing level for each Index is published at approximately 4:00 p.m., New York City time, on each Trading Day. Index information, including the relevant Index level, is available from NYSE Arca under the symbols in the table below and also on Bloomberg.

Index	NYSE Ticker Symbol
S&P 500 VIX Short-Term Futures Index ER	SPVXSP

S&P 500 VIX 2-Month Futures Index ER	SPVIX2ME

S&P 500 VIX 3-Month Futures Index ER	SPVIX3ME

S&P 500 VIX 4-Month Futures Index ER	SPVIX4ME

S&P 500 VIX Mid-Term Futures Index ER	SPVXMP

S&P 500 VIX 6-Month Futures Index ER	SPVIX6ME

The historical performance of the relevant Index is not indicative of the future performance of that Index or the level of that Index on the applicable Valuation Date or the Final Valuation Date, as the case may be.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Certain U.S. Federal Income Tax Consequences” on page S-51.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the relevant Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Certain U.S. Federal Income Tax Consequences” on page S-51.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments.

Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Certain U.S. Federal Income Tax Consequences” on page S-51 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at maturity or call, upon acceleration or upon early redemption

The following are generic examples to illustrate how the Securities would perform at maturity or call, upon acceleration or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. The examples should not be taken as indications or predictions of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-15 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

In Example 1, the level of the Index increases at a constant rate of 0.025% per day for 30 days. In Example 2, the level of the Index increases at a constant rate of 0.025% per day for the first 15 days, and then decreases at a constant rate of 0.025% per day for the next 15 days. In Example 3, the level of the Index decreases at a constant rate of 0.025% per day for the first 15 days, and then increases at a constant rate of 0.025% per day for the next 15 days. In Example 4, the level of the Index decreases at a constant rate of 0.025% per day for 30 days. For ease of analysis and presentation, the following examples also assume that the term of the Securities is 30 days and that no acceleration upon minimum indicative value or maximum intraday index value has occurred. These examples highlight the impact of the Tracking Fee and the Event Risk Weekly Hedge Cost on the payment at maturity or call, upon acceleration or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the four examples:

➢	the initial index level for the Index is 100,000;

➢	the Redemption Fee Rate is 0.125%;

➢	the Current Principal Amount on the first day is $100.00

➢	the Event Risk Weekly Hedge Cost is 0.077%; and

➢	the Tracking Fee Rate is 1.35%.

Hypothetical Examples

Example 1

Day	Index End Level	Daily Index Factor		Tracking Fee	Event Risk Weekly Hedge Cost	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Tracking Fee x Act/365)	(previous Current Principal Amount x Event Risk Weekly Hedge Cost/7)	(D - E - F)	(G - (G x Redemption Fee Amount))
1	100,025.00	0.99975	99.9750	0.0036986	0.0110000	99.96030	99.8354
2	100,050.01	0.99975	99.9353	0.0036972	0.0109956	99.92062	99.7957
3	100,075.02	0.99975	99.8956	0.0036957	0.0109913	99.88095	99.7561
4	100,100.04	0.99975	99.8560	0.0036942	0.0109869	99.84130	99.7165
5	100,125.06	0.99975	99.8163	0.0036928	0.0109825	99.80166	99.6769
6	100,150.09	0.99975	99.7767	0.0036913	0.0109782	99.76204	99.6373
7	100,175.13	0.99975	99.7371	0.0036898	0.0109738	99.72244	99.5978
8	100,200.18	0.99975	99.6975	0.0036884	0.0109695	99.68285	99.5582
9	100,225.23	0.99975	99.6579	0.0036869	0.0109651	99.64328	99.5187
10	100,250.28	0.99975	99.6184	0.0036854	0.0109608	99.60372	99.4792
11	100,275.34	0.99975	99.5788	0.0036840	0.0109564	99.56418	99.4397
12	100,300.41	0.99975	99.5393	0.0036825	0.0109521	99.52466	99.4002
13	100,325.49	0.99975	99.4998	0.0036810	0.0109477	99.48515	99.3608
14	100,350.57	0.99975	99.4603	0.0036796	0.0109434	99.44565	99.3213
15	100,375.66	0.99975	99.4208	0.0036781	0.0109390	99.40617	99.2819
16	100,400.75	0.99975	99.3813	0.0036767	0.0109347	99.36671	99.2425
17	100,425.85	0.99975	99.3419	0.0036752	0.0109303	99.32726	99.2031
18	100,450.96	0.99975	99.3024	0.0036737	0.0109260	99.28783	99.1637
19	100,476.07	0.99975	99.2630	0.0036723	0.0109217	99.24841	99.1244
20	100,501.19	0.99975	99.2236	0.0036708	0.0109173	99.20901	99.0850
21	100,526.31	0.99975	99.1842	0.0036694	0.0109130	99.16963	99.0457
22	100,551.45	0.99975	99.1448	0.0036679	0.0109087	99.13026	99.0063
23	100,576.58	0.99975	99.1055	0.0036665	0.0109043	99.09091	98.9670
24	100,601.73	0.99975	99.0661	0.0036650	0.0109000	99.05157	98.9278
25	100,626.88	0.99975	99.0268	0.0036636	0.0108957	99.01225	98.8885
26	100,652.04	0.99975	98.9875	0.0036621	0.0108913	98.97294	98.8492
27	100,677.20	0.99975	98.9482	0.0036606	0.0108870	98.93365	98.8100
28	100,702.37	0.99975	98.9089	0.0036592	0.0108827	98.89438	98.7708
29	100,727.54	0.99975	98.8697	0.0036577	0.0108784	98.85512	98.7315
30	100,752.73	0.99975	98.8304	0.0036563	0.0108741	98.81587	98.6924

Cumulative Index Return	0.75273%
Return on Securities (assumes no early redemption)	-1.18413%

Hypothetical Examples

Example 2

Day	Index End Level	Daily Index Factor		Tracking Fee	Event Risk Weekly Hedge Cost	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Tracking Fee x Act/365)	(previous Current Principal Amount x Event Risk Weekly Hedge Cost/7)	(D - E - F)	(G - (G x Redemption Fee Amount))
1	99,975.00	1.00025	100.0250	0.0036986	0.0110000	100.01030	99.8853
2	99,950.01	1.00025	100.0353	0.0036990	0.0110011	100.02060	99.8956
3	99,925.02	1.00025	100.0456	0.0036994	0.0110023	100.03091	99.9059
4	99,900.04	1.00025	100.0559	0.0036998	0.0110034	100.04121	99.9162
5	99,875.06	1.00025	100.0662	0.0037002	0.0110045	100.05152	99.9265
6	99,850.09	1.00025	100.0765	0.0037005	0.0110057	100.06182	99.9367
7	99,825.13	1.00025	100.0868	0.0037009	0.0110068	100.07213	99.9470
8	99,800.17	1.00025	100.0971	0.0037013	0.0110079	100.08244	99.9573
9	99,775.22	1.00025	100.1075	0.0037017	0.0110091	100.09275	99.9676
10	99,750.28	1.00025	100.1178	0.0037021	0.0110102	100.10306	99.9779
11	99,725.34	1.00025	100.1281	0.0037024	0.0110113	100.11337	99.9882
12	99,700.41	1.00025	100.1384	0.0037028	0.0110125	100.12369	99.9985
13	99,675.49	1.00025	100.1487	0.0037032	0.0110136	100.13400	100.0088
14	99,650.57	1.00025	100.1590	0.0037036	0.0110147	100.14432	100.0191
15	99,625.66	1.00025	100.1694	0.0037040	0.0110159	100.15463	100.0294
16	99,600.75	1.00025	100.1797	0.0037043	0.0110170	100.16495	100.0397
17	99,575.85	1.00025	100.1900	0.0037047	0.0110181	100.17527	100.0500
18	99,550.95	1.00025	100.2003	0.0037051	0.0110193	100.18559	100.0604
19	99,526.07	1.00025	100.2106	0.0037055	0.0110204	100.19591	100.0707
20	99,501.19	1.00025	100.2210	0.0037059	0.0110215	100.20623	100.0810
21	99,476.31	1.00025	100.2313	0.0037063	0.0110227	100.21655	100.0913
22	99,451.44	1.00025	100.2416	0.0037066	0.0110238	100.22688	100.1016
23	99,426.58	1.00025	100.2519	0.0037070	0.0110250	100.23720	100.1119
24	99,401.72	1.00025	100.2623	0.0037074	0.0110261	100.24753	100.1222
25	99,376.87	1.00025	100.2726	0.0037078	0.0110272	100.25785	100.1325
26	99,352.03	1.00025	100.2829	0.0037082	0.0110284	100.26818	100.1428
27	99,327.19	1.00025	100.2932	0.0037085	0.0110295	100.27851	100.1532
28	99,302.36	1.00025	100.3036	0.0037089	0.0110306	100.28884	100.1635
29	99,277.53	1.00025	100.3139	0.0037093	0.0110318	100.29917	100.1738
30	99,252.71	1.00025	100.3242	0.0037097	0.0110329	100.30950	100.1841

Cumulative Index Return	-0.74729%
Return on Securities (assumes no early redemption)	0.30950%

Hypothetical Examples

Example 3

Day	Index End Level	Daily Index Factor		Tracking Fee	Event Risk Weekly Hedge Cost	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Tracking Fee x Act/365)	(previous Current Principal Amount x Event Risk Weekly Hedge Cost/7)	(D - E - F)	(G - (G x Redemption Fee Amount))
1	100,025.00	0.99975	99.9750	0.0036986	0.0110000	99.96030	99.8354
2	100,050.01	0.99975	99.9353	0.0036972	0.0109956	99.92062	99.7957
3	100,075.02	0.99975	99.8956	0.0036957	0.0109913	99.88095	99.7561
4	100,100.04	0.99975	99.8560	0.0036942	0.0109869	99.84130	99.7165
5	100,125.06	0.99975	99.8163	0.0036928	0.0109825	99.80166	99.6769
6	100,150.09	0.99975	99.7767	0.0036913	0.0109782	99.76204	99.6373
7	100,175.13	0.99975	99.7371	0.0036898	0.0109738	99.72244	99.5978
8	100,200.18	0.99975	99.6975	0.0036884	0.0109695	99.68285	99.5582
9	100,225.23	0.99975	99.6579	0.0036869	0.0109651	99.64328	99.5187
10	100,250.28	0.99975	99.6184	0.0036854	0.0109608	99.60372	99.4792
11	100,275.34	0.99975	99.5788	0.0036840	0.0109564	99.56418	99.4397
12	100,300.41	0.99975	99.5393	0.0036825	0.0109521	99.52466	99.4002
13	100,325.49	0.99975	99.4998	0.0036810	0.0109477	99.48515	99.3608
14	100,350.57	0.99975	99.4603	0.0036796	0.0109434	99.44565	99.3213
15	100,375.66	0.99975	99.4208	0.0036781	0.0109390	99.40617	99.2819
16	100,350.56	1.00025	99.4310	0.0036767	0.0109347	99.41641	99.2921
17	100,325.48	1.00025	99.4413	0.0036770	0.0109358	99.42665	99.3024
18	100,300.39	1.00025	99.4515	0.0036774	0.0109369	99.43690	99.3126
19	100,275.32	1.00025	99.4618	0.0036778	0.0109381	99.44714	99.3228
20	100,250.25	1.00025	99.4720	0.0036782	0.0109392	99.45738	99.3331
21	100,225.19	1.00025	99.4822	0.0036786	0.0109403	99.46763	99.3433
22	100,200.13	1.00025	99.4925	0.0036789	0.0109414	99.47788	99.3535
23	100,175.08	1.00025	99.5027	0.0036793	0.0109426	99.48812	99.3638
24	100,150.04	1.00025	99.5130	0.0036797	0.0109437	99.49837	99.3740
25	100,125.00	1.00025	99.5232	0.0036801	0.0109448	99.50862	99.3842
26	100,099.97	1.00025	99.5335	0.0036805	0.0109459	99.51887	99.3945
27	100,074.94	1.00025	99.5438	0.0036808	0.0109471	99.52912	99.4047
28	100,049.92	1.00025	99.5540	0.0036812	0.0109482	99.53938	99.4150
29	100,024.91	1.00025	99.5643	0.0036816	0.0109493	99.54963	99.4252
30	99,999.91	1.00025	99.5745	0.0036820	0.0109505	99.55989	99.4354

Cumulative Index Return	-0.00009%
Return on Securities (assumes no early redemption)	-0.44011%

Hypothetical Examples

Example 4

Day	Index End Level	Daily Index Factor		Tracking Fee	Event Risk Weekly Hedge Cost	Current Principal Amount	Redemption Amount
A	B	C	D	E	F	G	H
			(previous Current Principal Amount x Index Performance Ratio)	(previous Current Principal Amount x Tracking Fee x Act/365)	(previous Current Principal Amount x Event Risk Weekly Hedge Cost/7)	(D - E - F)	(G - (G x Redemption Fee Amount))
1	99,975.00	1.00025	100.0250	0.0036986	0.0110000	100.01030	99.8853
2	99,950.01	1.00025	100.0353	0.0036990	0.0110011	100.02060	99.8956
3	99,925.02	1.00025	100.0456	0.0036994	0.0110023	100.03091	99.9059
4	99,900.04	1.00025	100.0559	0.0036998	0.0110034	100.04121	99.9162
5	99,875.06	1.00025	100.0662	0.0037002	0.0110045	100.05152	99.9265
6	99,850.09	1.00025	100.0765	0.0037005	0.0110057	100.06182	99.9367
7	99,825.13	1.00025	100.0868	0.0037009	0.0110068	100.07213	99.9470
8	99,800.17	1.00025	100.0971	0.0037013	0.0110079	100.08244	99.9573
9	99,775.22	1.00025	100.1075	0.0037017	0.0110091	100.09275	99.9676
10	99,750.28	1.00025	100.1178	0.0037021	0.0110102	100.10306	99.9779
11	99,725.34	1.00025	100.1281	0.0037024	0.0110113	100.11337	99.9882
12	99,700.41	1.00025	100.1384	0.0037028	0.0110125	100.12369	99.9985
13	99,675.49	1.00025	100.1487	0.0037032	0.0110136	100.13400	100.0088
14	99,650.57	1.00025	100.1590	0.0037036	0.0110147	100.14432	100.0191
15	99,625.66	1.00025	100.1694	0.0037040	0.0110159	100.15463	100.0294
16	99,650.56	0.99975	100.1296	0.0037043	0.0110170	100.11487	99.9897
17	99,675.47	0.99975	100.0898	0.0037029	0.0110126	100.07513	99.9500
18	99,700.39	0.99975	100.0501	0.0037014	0.0110083	100.03540	99.9104
19	99,725.32	0.99975	100.0104	0.0036999	0.0110039	99.99569	99.8707
20	99,750.25	0.99975	99.9707	0.0036985	0.0109995	99.95599	99.8310
21	99,775.19	0.99975	99.9310	0.0036970	0.0109952	99.91631	99.7914
22	99,800.13	0.99975	99.8913	0.0036955	0.0109908	99.87664	99.7518
23	99,825.08	0.99975	99.8517	0.0036941	0.0109864	99.83699	99.7122
24	99,850.04	0.99975	99.8120	0.0036926	0.0109821	99.79736	99.6726
25	99,875.00	0.99975	99.7724	0.0036911	0.0109777	99.75774	99.6330
26	99,899.97	0.99975	99.7328	0.0036897	0.0109734	99.71814	99.5935
27	99,924.94	0.99975	99.6932	0.0036882	0.0109690	99.67855	99.5540
28	99,949.93	0.99975	99.6536	0.0036867	0.0109646	99.63898	99.5144
29	99,974.91	0.99975	99.6141	0.0036853	0.0109603	99.59943	99.4749
30	99,999.91	0.99975	99.5745	0.0036838	0.0109559	99.55989	99.4354

Cumulative Index Return	-0.00009%
Return on Securities (assumes no early redemption)	-0.44011%

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the relevant Index level and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the Index Closing Levels over the term of the Securities, as measured on the Valuation Date or the Final Valuation Date, the Tracking Fee, the Event Risk Weekly Hedge Cost and any Redemption Fee. The Tracking Fee will depend on movements in the daily Index Closing Level over the term of the Securities.

The assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Indices on any Trading Day, the Index Closing Levels or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the daily return on a series of Securities is linked to the inverse performance of the relevant Index, which, in turn, measures the return from taking a long position in the futures contracts included in that Index. As described in more detail below, the trading price of the Securities may decline considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the futures contracts included in the relevant Index or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

Your Securities are linked to the inverse performance of the relevant Index.

Your investment in the Securities is linked to the inverse, or “short,” performance of the relevant Index. Therefore, subject to the combined negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee, if any, your Securities will generally appreciate as the level of the relevant Index decreases and will decrease in value as the level of the relevant Index increases. You may lose some or all of your investment if the level of the relevant Index increases over the term of your Securities.

The Securities are fully exposed to any daily increase in the level of the relevant Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or call, upon acceleration or upon early redemption. We will pay you at maturity or call, upon acceleration or upon early redemption the Current Principal Amount per $100.00 Principal Amount of your series of Securities, based on the daily inverse performance of the relevant Index and the effect of the Tracking Fee and the Event Risk Weekly Hedge Cost less, in the case of an early redemption, the Redemption Fee. Each series of Securities is fully exposed to any daily increase in the level of the relevant Index (as measured by the Daily Index Factor). You will lose some or all of your principal if the Index Closing Level increases, or does not decrease enough, over the term of the Securities, as measured on any Valuation Date or the Final Valuation Date such that the cumulative effect of the Tracking Fee, Event Risk Weekly Hedge Cost and any Redemption Fee are not offset. Depending on the Index Closing Level on the applicable Valuation Date or the Final Valuation Date, you could lose a substantial portion and possibly all of your initial investment. Each relevant Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level on any Valuation Date or the Final Valuation Date is therefore unpredictable.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Risk Factors

The Securities are not suitable for all investors. In particular, the Securities should be purchased only by sophisticated investors seeking a short term trading vehicle who understand the consequences of seeking inverse daily returns, and who intend to actively monitor and manage their investments.

THESE SECURITIES ARE DESIGNED FOR TRADERS. IF YOU DO NOT UNDERSTAND THE EFFECTS OF DAILY RESETS, THE NEGATIVE CARRY ASSOCIATED WITH VIX FUTURES AND THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, THEN YOU SHOULD NOT INVEST IN THESE SECURITIES. The Securities are not suitable for all investors. The Securities are designed as a trading product for sophisticated investors. In particular, the Securities should be purchased only by sophisticated investors who understand the consequences of seeking returns linked to short (or inverse) investment results generally. Investing in any series of Securities is not equivalent to a direct investment in the relevant Index or a direct short position in the futures contracts comprising that Index. The value of the Securities is also subject to the negative effect of the Tracking Fee, Event Risk Weekly Hedge Cost and, if applicable, the Redemption Fee. The amount you receive at maturity or call, upon acceleration or upon early redemption will be contingent upon the level of the relevant Index, which, in turn, measures the return from taking a short position in specific futures contracts during the term of the Securities. In addition, because the Daily Index Factor measures the inverse Index performance on a daily basis, the Current Principal Amount on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Trading Day. There is no guarantee that you will receive at maturity or call, upon acceleration or upon early redemption your initial investment back or any return on that investment. Significant negative daily performances for any series of Securities may not be offset by any subsequent positive daily performance of the same magnitude.

The impact of the Event Risk Weekly Hedge Cost will increase over time and will significantly impact the return of your Securities.

The Event Risk Weekly Hedge Cost represents the general cost to UBS to hedge overnight extreme movements in implied volatility of the S&P 500. The cost of 7.7 basis points (0.077%) represents a weekly cost which is the expected cost to hedge the event risk associated with this product. If the Securities were to be held for one year, the annualized cost of the Event Risk Weekly Hedge Cost would be approximately 4%. Due to this negative effect over a longer time period and other characteristics of the Securities, the Securities are not intended as buy and hold investments and should be considered as short term investments only.

The Securities may be automatically accelerated and mandatorily redeemed, resulting in a loss of some or all of your investment.

In the event (i) the indicative value of the Securities of any series equals $5.00 or less or (ii) the intraday index value increases in value at least 60% as compared to the Index Closing Level on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the 60% level on such Acceleration Date or any subsequent Trading Day) for a cash payment equal to the Current Principal Amount on the Acceleration date (the “Acceleration Amount”). The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing upon early redemption.

You must redeem at least 25,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only receive payment for your Securities on

Risk Factors

a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and you will not receive payment for your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-42 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Trading Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the first Trading Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Trading Day following the corresponding Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

Owning the Securities is not the same as shorting the futures contracts included in the relevant Index or owning securities directly linked to the inverse performance of the VIX Index.

The return on your Securities will not reflect the return you would have realized if you had actually shorted the futures contracts included in the relevant Index or owned securities directly linked to the inverse performance of the VIX Index, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Tracking Fee, Event Risk Weekly Hedge Cost and, if applicable, the Redemption Fee. Furthermore, if the level of the relevant Index decreases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline. Finally, the VIX Index and the futures contracts that comprise the relevant Index will not necessarily move in tandem or even in the same direction.

You will not receive interest payments on the Securities or have rights in respect of any of the futures contracts included in the relevant Index.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Certain U.S. Federal Income Tax Consequences — Alternative Treatments.”

As an owner of the Securities, you will not have rights that investors in the futures contracts included in the relevant Index may have and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the relevant Index.

Risk Factors

The VIX Index is a theoretical calculation and is not a tradable index.

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contracts contained in the relevant Index is based on this theoretically derived calculation. Only at maturity of any VIX futures contract will the VIX Index and such VIX futures contract have the same settlement price. None of the Indices will hold VIX futures contracts at or even near their expiration. As a result the behavior of the futures contracts that comprise the relevant Index may be different from futures contracts whose settlement price is based on a tradable asset.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the applicable Valuation Date or the Final Valuation Date. You may also sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the futures contracts underlying the relevant Index will affect the market value of any series of Securities more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the Securities. Factors that may influence the market value of the Securities include:

➢

prevailing market prices and forward volatility index levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any market maker;

➢	the time remaining to the maturity of the Securities;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, biological, judicial or force majeure events that affect the level of the underlying Indices or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

➢	the actual or perceived creditworthiness of UBS;

➢	supply and demand in the listed and over-the-counter equity derivative markets; or

➢	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Your Securities are not linked to the VIX Index and the value of your Securities may be less than it would have been had your Securities been linked to the inverse performance of the VIX Index.

The value of your Securities will be linked to the inverse performance of the relevant Index, which measures the daily compounded return from taking a long position in specific futures contracts underlying that Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. Each relevant Index underlying is based upon holding a rolling, constant maturity long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your Securities may not benefit from decreases in the level of the VIX Index because such decreases will not necessarily cause the level of the relevant Index to decline. Accordingly, a hypothetical inverse investment that was linked directly to the VIX Index could generate a higher (or lower) return than your Securities.

Risk Factors

The VIX Index is a measure of forward, implied volatility of the S&P 500® Index and your Securities are not directly linked to the options used to calculate the VIX Index, to the actual, realized volatility of the S&P 500® Index or the equity securities included in the S&P 500® Index, nor will the return on your Securities be a participation in the actual, realized volatility of the S&P 500® Index.

The VIX Index measures the 30-day forward (implied) volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual (realized) volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of your Securities is linked to the inverse return of the relevant Index, which, in turn, reflects the result of the performance of specific futures contracts included in that Index. Your Securities are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned or shorted the equity securities underlying the S&P 500® Index or if you traded any of the put and call options used to calculate the level of the VIX Index.

Changing prices of the futures contracts included in the relevant Index may result in a reduced amount payable at maturity or call, upon acceleration or upon early redemption.

Each relevant Index is composed of futures contracts on the VIX Index, having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the relevant Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the purchase price of the November contract, thereby creating a positive “roll yield.” The contracts included in the relevant index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher the more distant their delivery time. VIX futures have frequently exhibited very high contango in the past and will likely do so again in the future. However, VIX futures have at times traded in “backwardation” and may do so again in the future. Backwardated markets are those in which prices of near term contracts are higher than contracts expiring further in the future, resulting in a positive yield on the relevant Index as the futures are “rolled” each day. Because the existence of backwardation will result in positive “roll yields” on the relevant Index, it will have the opposite effect on the relevant series of Securities, effectively resulting in negative “roll yields” on the applicable series of Securities because the Securities provide short (inverse) exposure to the relevant Index and therefore lose value when the relevant Index appreciates in value. Therefore, if the term structure of the VIX futures markets is in backwardation, the value of the Securities will be adversely affected.

The relevant Index may in the future include contracts that are not traded on regulated futures exchanges.

Each relevant Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the relevant Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser

Risk Factors

degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such futures contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of futures contracts on such facilities, and the inclusion of such futures contracts in the relevant Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant futures contracts.

The policies of S&P, the Index Calculation Agent, the Index Sponsor and the CBOE and changes that affect the composition and valuation of the S&P 500® Index, the VIX Index or the Indices could affect the amount payable on your Securities and their market value.

The policies of S&P, the Index Calculation Agent, the Index Sponsor and the CBOE concerning the calculation of the level of any of the Indices, the S&P 500® Index and the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or any of the Indices, could affect the value of the Indices and, therefore, the amount payable on your Securities at maturity or call, upon acceleration or upon early redemption and the market value of your Securities prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. The Index Sponsor can also add, delete or substitute the futures contracts underlying the Indices or make other methodological changes that could change the levels of the Indices. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. Any change to the futures contracts underlying the Indices may affect the performance of the Indices in similar ways.

Additionally, S&P, the Index Calculation Agent and the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or any of the Indices. Any of these actions could adversely affect the value of your Securities. Neither S&P, the Index Calculation Agent nor the Index Sponsor has any obligation to consider your interests in calculating or revising the S&P 500® Index or the Indices. See “S&P 500 VIX Futures Indices.”

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Securities. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Securities. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Securities. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “S&P 500 VIX Futures Indices.”

If events such as these occur, or if the value of any of the Indices is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Market Disruption Event.”

Risk Factors

The Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday indicative values of the relevant Index and the end-of-day official closing value of that Index.

Each series of Securities has been approved for listing on NYSE Arca, subject to official notice of issuance. The Index Calculation Agent, may, in the future, not be under any obligation to continue to calculate the intraday indicative value of any of the Indices and the end-of-day official closing value of that Index or be required to calculate similar values for any successor index, nor is the Index Sponsor under any obligation to disseminate such values. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative value related to an Index required to maintain any listing of any series of Securities on NYSE Arca. If any series of Securities are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for those Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of any series of Securities on NYSE Arca or any other exchange (irrespective of whether intraday indicative Index values or end of day official closing values are disseminated).

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

The Securities are not intended to be a “buy and hold” investment.

THESE SECURITIES ARE DESIGNED FOR TRADERS. IF YOU DO NOT UNDERSTAND THE EFFECTS OF DAILY RESETS. THE NEGATIVE CARRY ASSOCIATED WITH VIX FUTURES AND THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, THEN YOU SHOULD NOT INVEST IN THESE SECURITIES. The Securities are designed as a trading vehicle for sophisticated investors who understand the risks of investing in the inverse performance of an index comprised of futures contracts on the VIX Index, having a constant weighted average maturity ranging from one month to six months. DUE TO CERTAIN CHARACTERISTICS OF THE SECURITIES AND THE INDICES, INCLUDING THE NEGATIVE EFFECTS OF THE EVENT RISK WEEKLY HEDGE COST, WHICH WILL BE SIGNIFICANT OVER LONGER PERIODS OF TIME, THE SECURITIES ARE NOT INTENDED TO BE A “BUY AND HOLD” INVESTMENT. Moreover, the contracts included in the relevant Index have historically traded in “contango” markets. Contango markets are those in which the prices of near term contracts are lower than contracts expiring further in the future. VIX futures have frequently exhibited very high contango in the past and will likely do so again in the future, resulting in a significant cost to “roll” the futures.

The Securities may not protect against price increases.

The Securities may not provide a hedge against an increase in the value of the S&P 500® Index or the equities comprising the S&P 500® Index.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 25,000 Securities of the same series.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS

Risk Factors

Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 25,000 Securities of the same series at one time in order to receive payment for your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Trading Day on or after September 12, 2012, through and including the Maturity Date, we may provide payment for all, but not less than all, issued and outstanding Securities.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

Each series of Securities has been approved for listing on NYSE Arca, subject to official notice of issuance. However, we are not required to maintain any listing of any series of Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

There are uncertainties regarding some of the Indices because of their limited performance history.

Each of the S&P 500 VIX 2-Month Futures Index, S&P 500 VIX 3-Month Futures Index, S&P 500 VIX 4-Month Futures Index and S&P 500 VIX 6-Month Futures Index was launched on August 25, 2011. Each of the S&P 500 VIX Short-Term Futures Index and the S&P 500 VIX Mid-Term Futures Index was launched on January 22, 2009. As a result, each of those Indices has a limited performance history and limited historical information will be available for you to consider in making an independent investigation of the relevant Index performance. This may make it more difficult for you to make an informed decision with respect to an investment in a series of Securities than if that Index had a longer performance history.

Historical and estimated historical levels of the relevant Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of an Index over the term of a series of Securities, as well as the amount payable at maturity or call, upon acceleration or upon early redemption, may bear little relation to the historical performance of that Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of that Index. The performance of the futures contracts will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of an Index will rise or fall.

Risk Factors

Trading and other transactions by UBS or its affiliates in instruments linked to the equity securities underlying the S&P 500® Index or instruments linked to the Indices, the VIX Index, the S&P 500® Index, or the equity securities underlying the S&P 500® Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” in this prospectus supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Our business activities may create conflicts of interest.

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the levels of the Indices, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.

Risk Factors

This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

UBS and its affiliates have no affiliation with the Index Sponsor or the Index Calculation Agent and are not responsible for the Index Sponsor’s public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “S&P 500 VIX Futures Indices — License Agreement”) or the Index Calculation Agent and have no ability to control or predict its actions, including, in the case of the Index Sponsor, any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Indices. If the Index Calculation Agent discontinues or suspends the calculation of the Indices, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to any of the Indices exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-45 and “Specific Terms of the Securities — Calculation Agent” on page S-44. Neither the Index Sponsor nor the Index Calculation Agent is involved in the offer of the Securities in any way, and have no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor, the Index Calculation Agent and the Indices from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor, the Index Calculation Agent or the Indices contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor, the Index Calculation Agent and the Indices.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the futures contracts, an Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks, commodities volatility (including the VIX Index and trading products that reference the VIX Index) and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the relevant Index.

Risk Factors

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, upon acceleration or upon early redemption. For a fuller description of the Calculation Agent’s role, see “Specific Terms of the Securities — Calculation Agent” on page S-44. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the futures contracts or the Indices has occurred or is continuing on a Valuation Date or on the Final Valuation Date. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest with you if it needs to make any such decision.

The Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the Index Closing Level on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or Final Valuation Date for any series of Securities be postponed by more than three Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date, Acceleration Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Trading Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-45.

Because your payment at maturity or call, upon acceleration or upon early redemption is a function of, among other things, the Daily Index Factor on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level and, therefore, a different Daily Index Factor, which could decrease the Current Principal Amount as compared to the Current Principal Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

Index calculation disruption events may require an adjustment to the calculation of the relevant Index.

At any time during the term of any series of Securities, the intraday and daily calculations of the level of the relevant Index may be adjusted in the event that the Calculation Agent determines that any of the following Index calculation disruption events exists: the Index Sponsor does not publish the level of an Index; disruptions in trading of the equity securities included in the S&P 500® Index; disruptions in the price and trade reporting systems of any relevant exchange for the S&P 500® Index; disruptions or a breakdown in the price and reporting systems for any relevant exchange for the VIX Index; a decision to permanently discontinue trading in SPX Options (as that term is defined on page S-28) or futures on the VIX Index; the occurrence or existence, or a lack of, or a material decline in, the liquidity in the market

Risk Factors

for trading in any futures contract in an Index; any event or condition, the occurrence of which results in an illiquid market for trading in any futures contract on an Index; the declaration or continuance of a general moratorium in respect of banking activities in any relevant city; or any force majeure event, the occurrence of which, as determined by the Calculation Agent, would materially affect an Index, any futures contract underlying any Index or the calculation of the VIX Index. Any such Index calculation disruption event may have an adverse impact on the level of an Index or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event” on page S-45.

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after September 12, 2012, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-7, “Certain U.S. Federal Income Tax Consequences” on page S-51, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Certain U.S. Federal Income Tax Consequences” on page S-51 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

S&P 500 VIX Futures Indices

We have derived the following description of the Indices from the S&P U.S. Index Committee Rules, which govern the management and calculation of the Indices and is published by the Index Sponsor. We have also derived certain information about the Indices, the S&P 500® Index and the VIX Index from public sources without independent verification. Such information reflects the policies of, and is subject to change by, the Index Sponsor, S&P and CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The Indices are calculated by the Index Calculation Agent and maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Indices.

Each Index seeks to provide investors with exposure to specific futures contracts on the VIX Index, which reflects near-term forward implied volatility of the S&P 500® Index. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index in the two closest nearby months from which 30-day forward volatility is derived, as described herein. Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contracts on the VIX Index. Specifically, each Index primarily measures the return from a daily rolling long position in futures contracts on the VIX Index, having the constant weighted average maturity listed opposite the Index specified in the table below.

Index	Constant Weighted Average Maturity
S&P 500 VIX Short-Term Futures Index ER	1 month

S&P 500 VIX 2-Month Futures Index ER	2 months

S&P 500 VIX 3-Month Futures Index ER	3 months

S&P 500 VIX 4-Month Futures Index ER	4 months

S&P 500 VIX Mid-Term Futures Index ER	5 months

S&P 500 VIX 6-Month Futures Index ER	6 months

Publication of Index Value

Each Index is calculated as described below under “— Composition of the Indices” and “— Calculation of the Indices.” We will first describe the S&P 500® Index and the VIX Index and provide an overview of the futures markets generally before describing the Indices in detail.

The S&P 500® Index

We have derived all information regarding the S&P 500® Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P publishes the S&P 500® Index, but has no obligation to continue to publish the S&P 500® Index and may discontinue such publication. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P 500 VIX Futures Indices

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived all information contained in this prospectus supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “UX.”

S&P 500 VIX Futures Indices

Futures Markets

Each of the Indices is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase, plus the Interest Component. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the futures contracts included in the Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the futures contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring futures contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and

S&P 500 VIX Futures Indices

suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Indices

Each of the Indices is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of Securities you purchase. Each Index is intended to reflect the returns that are available through an unleveraged investment in such futures contracts.

Each of the Indices is a rolling Index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Indices operate by selling on a daily basis futures contracts on the VIX Index specifying cash settlement on a nearby date and purchasing on a daily basis futures contracts on the VIX Index specifying cash settlement on a later date. For each relevant Index, the roll for each contract occurs on each Trading Day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position.

The S&P 500 VIX Short-Term Futures Index, the S&P 500 VIX 2-Month Futures Index, the S&P 500 VIX 3-Month Futures Index and the S&P 500 VIX 4-Month Futures Index each measure the return from a rolling long position in two VIX futures contracts with adjacent maturities. Those Indices roll continuously throughout each month from the shorter-term VIX futures contract into the longer-term VIX futures contract. The S&P 500 VIX Mid-Term Futures Index and the S&P 500 VIX 6-Month Futures Index each measure the return from a rolling long position in four VIX futures contracts with adjacent maturities. Those Indices roll continuously throughout each month from the shortest-term contract into the longest-term contract while maintaining positions in the other two contracts.

Calculation of the Indices

The following description outlines and defines the key steps in constructing and calculating the S&P 500 VIX Futures Indices. For the purpose of the following description, “Business Day” is defined as any day when the relevant index component contracts as listed on the CBOE Futures Exchange LLC are open for regular session trading, excluding after-hours trading.

On any Business Day, t, the index ER is calculated as follows:

IndexER1 = IndexERt-1 *(1 + CDRt)

where:

IndexERt-1 = The Index Excess Return on the preceding Business Day, defined as any date on which the relevant Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

S&P 500 VIX Futures Indices

where:

t-1 = the preceding Business Day.

TDWOt = Total Dollar Weight Obtained on t, as determined by the following formula for each of the Indices:

TDWIt-1 = Total Dollar Weight Invested on t-1, as determined by the following formula for each of the Indices:

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

m = The term of the futures contract that is rolled out on date t (see the table below)

n = The term of the futures contract that is rolled in on date t (see the table below)

Underlying contracts and rolling contracts

Index Name	Underlying Contracts	Roll Out (m)	Roll In (n)
S&P 500 VIX Short-Term Futures Index ER	1st, 2nd	1st	2nd

S&P 500 VIX 2-Month Futures Index ER	2nd, 3rd	2nd	3rd

S&P 500 VIX 3-Month Futures Index ER	3rd, 4th	3rd	4th

S&P 500 VIX 4-Month Futures Index ER	4th, 5th	4th	5th

S&P 500 VIX Mid-Term Futures Index ER	4th, 5th, 6th, 7th	4th	7th

S&P 500 VIX 6-Month Futures Index ER	5th, 6th, 7th, 8th	5th	8th

Contract Rebalancing

The Roll Period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the Indices are rolling on a continual basis. On the Business Day after the current Roll Period ends the following Roll Period will begin.

S&P 500 VIX Futures Indices

In calculating the Excess Return of each of the Indices, the Contract Roll Weights (CRWi,t) of each of the contracts in that Index, on a given day, t, are determined as follows:

S&P 500 VIX Short-Term / 2-Month / 3-Month / 4-Month Futures Index

where:

dt =	The total number of Business Days in the current Roll Period beginning with, and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of Business Days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of Business Days within a Roll Period beginning with, and including, the following Business Day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of Business Days includes a new holiday introduced intra-month up to the Business Day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, all of the weight is allocated to the shorter-term (i.e., mth month) contract. Then on each subsequent business day a fraction of the mth month VIX futures holding is sold and an equal notional amount of the longer-term (nth month) VIX futures is bought. The fraction, or quantity, is proportional to the number of mth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the nth month contract is progressively moved to the nth month contract over the course of the month, until the following Roll Period starts when the old nth month VIX futures contract becomes the new mth month VIX futures contract and gets sold every day afterward as the process begins again.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the relevant Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

S&P 500 VIX Mid-Term / 6-Month Futures Index

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the mth, ith, jth and nth month contracts. Then on each subsequent business day a fraction of the shortest term (i.e., mth month) VIX futures holding is sold and an equal notional amount of the longest-term (nth month) VIX futures is bought. The fraction, or quantity, is proportional to the number of mth month

S&P 500 VIX Futures Indices

VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the mth month contract is progressively moved to the nth month contract over the course of the month, until the following Roll Period start when the old ith month VIX futures contract becomes the new mth month VIX futures contract and gets sold every day afterwards as the process begins again.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the relevant Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of the historical S&P 500 VIX Futures Index series calculations, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

When the ith future was not listed, but ith+1 and ith- 1 futures were listed, the following interpolation has been assumed:

When ith and ith+ 1 futures were not listed, but ith+2 and ith- 1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith+2 futures were not listed, the following interpolation has been assumed:

where:

Ti          = Expiration Day of the ith VIX Futures contract

BDays = Number of Business Days between VIX Futures Expiration Days

Calculation Frequency and Dissemination

NYSE Arca publishes each of the Indices over the NYSE Euronext Global Index Feed & Consolidated Tape every 15 seconds beginning at 9:30 a.m., New York City time, and ending at 4:45 p.m., New York City time.

Index Committee

The S&P Commodities Index Committee maintains the S&P 500 VIX Futures Indices. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise index policy for timing of rebalancings or other matters.

Standard & Poor’s considers information about changes to its Indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Announcements

Announcements of the daily Index values are made after the market close each day.

S&P 500 VIX Futures Indices

Holiday Schedule

Each Index is calculated daily when the CBOE Futures Exchange is open, excluding holidays and weekends.

Unscheduled Market Closures and New Holidays

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the value of the relevant Index based on the most recent prior closing futures price published by the CBOE Futures Exchange and the roll for that day will be carried to the next Business Day as described in “— Contract Rebalancing” above. If an exchange fails to open due to unforeseen circumstances, S&P may determine not to publish the relevant Index for that day.

In situations where an exchange introduces a holiday during the month of the Index calculation, the relevant Index will not be published and the roll for that day will be carried to the next Business Day as described in “— Contract Rebalancing” above.

Delisting of Futures Contracts

If one or more futures contracts included in one of the Indices are no longer listed, S&P Indices may choose to cease publication of the affected index at that time.

Base Dates and Base Values

The base dates of the Indices are December 20, 2005 at base values of 100,000.

Historical and Estimated Historical Performance

The table below indicates the date on which each Index was created (the “Index Commencement Date”).

Index	Index Commencement Date
S&P 500 VIX Short-Term Futures Index ER	January 22, 2009

S&P 500 VIX 2-Month Futures Index ER	August 25, 2011

S&P 500 VIX 3-Month Futures Index ER	August 25, 2011

S&P 500 VIX 4-Month Futures Index ER	August 25, 2011

S&P 500 VIX Mid-Term Futures Index ER	January 22, 2009

S&P 500 VIX 6-Month Futures Index ER	August 25, 2011

Therefore, the estimated historical information for the period from each Index’s base date, December 20, 2005, until each Index’s Index Commencement Date is hypothetical and is provided as an illustration of how each Index would have performed during the period had the Index Calculation Agent begun calculating that Index on the relevant base date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of any of the Indices. Historical information for the period from and after Index’s Index Commencement Date is based on the actual performance of each Index.

Any historical and estimated historical upward or downward trend in value of any Index during any period shown below is not an indication that the value of that Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns do not give an indication of future performance of any Index. UBS cannot make any assurance that the future performance of any Index will result in holders of the Securities receiving a positive return on their investment.

S&P 500 VIX Futures Indices

The tables below show the historical performance of each of the Indices from their respective Index Commencement Dates through August 31, 2011 and the estimated historical performance of each of the Indices from December 20, 2005 to their respective Index Commencement Date.

Historical and Estimated Historical Results for the period December 20, 2005 through August 31, 2011

	Short Term Index		2-Month Index		3-Month Index
Year	Ending Level	Annual Return	Ending Level	Annual Return	Ending Level	Annual Return
2005	97,190.24		97,043.33		97,807.59
2006	45,522.11	-53.16%	54,303.56	-44.04%	68,784.55	-29.67%
2007	62,186.84	36.61%	89,382.13	64.60%	109,421.05	59.08%
2008	138,744.41	123.11%	192,764.41	115.66%	222,952.22	103.76%
2009	48,625.88	-64.95%	121,991.57	-36.71%	161,942.25	-27.36%
2010	13,602.30	-72.03%	61,437.23	-49.64%	112,082.06	-30.79%
2011 (through 8/31/2011)	14,173.27	4.20%	55,826.52	-9.13%	109,450.49	-2.35%

	4-Month Index		Mid-Term Index		6-Month Index
Year	Ending Level	Annual Return	Ending Level	Annual Return	Ending Level	Annual Return
2005	98,362.62		98,733.44		98,893.40
2006	72,469.88	-26.32%	77,012.18	-22.00%	79,744.36	-19.36%
2007	107,824.14	48.78%	113,265.91	47.08%	115,949.33	45.40%
2008	203,932.95	89.13%	205,208.09	81.17%	203,688.28	75.67%
2009	154,266.42	-24.35%	156,524.09	-23.72%	155,478.70	-23.67%
2010	124,000.62	-19.62%	135,696.63	-13.31%	142,148.44	-8.57%
2011 (through 8/31/2011)	115,710.11	-6.69%	129,419.10	-4.63%	140,411.50	-1.22%

Past historical or estimated historical results are not indicative of future results.

The tables below shows the historical and estimated historical returns of each Index from December 20, 2005 through August 31, 2011 in comparison with the total return of the S&P 500® Index and the CBOE Volatility Index (not tradable).

	Short Term Index	2-Month Index	3-Month Index	S&P 500® Index	CBOE Volatility Index (not tradable)
Total Return	-85.83%	-44.17%	9.45%	-3.23%	182.57%
Annualized Return	-29.03%	-9.72%	1.60%	-0.58%	20.00%

	4-Month Index	Mid-Term Index	6-Month Index
Total Return	15.71%	29.42%	40.41%
Annualized Return	2.59%	4.63%	6.14%

*The data for each Index for the period prior to its Index Commencement Date is estimated and is derived by using that Index’s calculation methodology with historical prices.

Historical information presented is as of August 31, 2011, and is furnished as a matter of information only. Historical and estimated historical performance of any Index is not an indication of future performance. Future performance of an Index may differ significantly from historical and estimated historical performance, either positively or negatively.

S&P 500 VIX Futures Indices

The graph below is based on the levels of the S&P 500 VIX Short-Term Futures Index ER, the S&P 500 VIX 2-Month Futures Index ER, the S&P 500 VIX 3-Month Futures Index ER, the S&P 500® Index and the CBOE Volatility Index (not tradable).*

The graph below is based on the levels of the S&P 500 VIX 4-Month Futures Index ER, the S&P 500 VIX Mid-Term Futures Index ER, the S&P 500 VIX 6-Month Futures Index ER, the S&P 500® Index and the CBOE Volatility Index (not tradable).*

* The data for each Index for the period prior to its Index Commencement Date is estimated and is derived by using that Index’s calculation methodology with historical prices.

S&P 500 VIX Futures Indices

License Agreement

We have entered into an agreement with the Index Sponsor, which provides us and our affiliates with a non-transferable, limited, non-exclusive and worldwide license, for a fee, with the right to use the Indices in connection with certain securities.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by S&P, its third party licensors or the CBOE. Neither S&P nor CBOE makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of the Indices to track general market performance. S&P’s, its third party licensors’ and CBOE’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P, its third party licensors, CBOE and the Indices which are determined, composed and calculated by S&P or its third party licensors without regard to UBS or the Securities. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Indices. Neither S&P nor CBOE is responsible for and have not participated in the determination of the prices and amounts of the Securities or the timing of the issuance and the sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, OR CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, AND CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS OR CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures”, “S&P 500 VIX Mid-Term Futures”, “S&P 500 VIX 2-Month Futures”, “S&P 500 VIX 3-Month Futures”, “S&P 500 VIX 4-Month Futures” and “S&P 500 VIX 6-Month Futures” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the CBOE and has been licensed to S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the Securities.

Valuation of the Indices and the Securities

Intraday Index Values

On each Trading Day, the Index Calculation Agent, or a successor Index Calculation Agent, will calculate, and NYSE Arca will publish, the intraday indicative value of each Index every 15 seconds during normal trading hours under the ticker symbols listed in the table below. Any actual Index Closing Level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of that Index.

Index	NYSE Ticker Symbol
S&P 500 VIX Short-Term Futures Index ER	SPVXSP

S&P 500 VIX 2-Month Futures Index ER	SPVIX2ME

S&P 500 VIX 3-Month Futures Index ER	SPVIX3ME

S&P 500 VIX 4-Month Futures Index ER	SPVIX4ME

S&P 500 VIX Mid-Term Futures Index ER	SPVXMP

S&P 500 VIX 6-Month Futures Index ER	SPVIX6ME

Neither the Index Calculation Agent nor the Index Sponsor is affiliated with UBS and neither approves, endorses, reviews or recommends the Securities. The information used in the calculation of the intraday indicative value of each Index will be derived from sources the Index Calculation Agent deems reliable, but the Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Indices. The Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of each Index or any data included therein. The Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of each Index or any data included therein. The Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of each Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. The Index Calculation Agent is not responsible for the selection of or use of the Indices or the Securities, the accuracy and adequacy of the Indices or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of each Index will be provided for reference purposes only. Published calculations of the level of each Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the relevant Index and therefore the value of the Securities in the secondary market. The intraday indicative value of each Index published every 15 seconds will be based on the intraday prices of that Index’s constituents.

Valuation of the Index and the Securities

Intraday Security Values

An intraday “indicative value” for each series of Securities meant to approximate the intrinsic economic value of that series of Securities will be calculated by NYSE Arca and published via the facilities on the Consolidated Tape Association under the symbol in the table below. Intraday indicative values for each series of Securities will also be published on Bloomberg.

Security	Intraday Security Value NYSE Ticker Symbol
ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041	AAVXIV
ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041	BBVXIV
ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041	CCVXIV
ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041	DDVXIV
ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041	EEVXIV
ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041	FFVXIV

In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount calculated using the intraday indicative value of the relevant Index as of such time as the Index Closing Level as of such date. The “Index Closing Level” is the closing level of the relevant Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of that Index as reported on the NYSE (or any successor) differs from the closing level of that Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of that Index as calculated by the Index Calculation Agent.

The intraday indicative value calculation will be used to determine whether the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value.” It is not intended as a price or quotation, or as an offer or solicitation for the purpose of sale or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of an Index calculated by the Index Calculation Agent and published by the Index Sponsor will not necessarily reflect the depth and liquidity of the futures contracts. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by NYSE Arca or Bloomberg may occasionally be subject to delay or postponement. The actual trading price of any series of Securities may be different from their intraday indicative value. The intraday indicative value of each series of Securities published at least every 15 seconds during NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the relevant Index, and may not be equal to the payment at maturity or call, upon acceleration or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Valuation of the Index and the Securities

Split or Reverse Split of the Securities

Should the Current Principal Amount of any series of Securities on any Business Day be above $400.00, we may, but are not obligated to, initiate a 4-for-1 split of your Securities. Should the Current Principal Amount on any Business Day be below $25.00, we may, but are not obligated to, initiate a 1-for-4 reverse split of your Securities. If the Current Principal Amount of a series of Securities is greater than $400.00 or below $25.00 on any Business Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th Business Day after the announcement date. The Current Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Current Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th Business Day after the announcement date. The Current Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of closing indicative value will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Business Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Current Principal Amount of the reverse split-adjusted Securities on the 14th Business Day following the announcement date.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Cash Payment at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity or call, upon acceleration or upon early redemption. Instead, on the Maturity Date, you will receive a cash payment per $100.00 Principal Amount of your Securities equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount: The Current Principal Amount for each series of Securities on the Initial Trade Date will equal $100.00 per Security. On each subsequent calendar day, the Current Principal Amount will equal (1) the Current Principal Amount for that series on the immediately preceding calendar day times (2) the Daily Index Factor for that series on such calendar day (or, if such day is not a Trading Day, one) minus (3) the Tracking Fee for that series on such calendar day minus (4) the Event Risk Weekly Hedge Cost for that series on such calendar day. If the amount so calculated is less than zero, the payment at maturity will be zero. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Event Risk Weekly Hedge Cost: The Event Risk Weekly Hedge Cost on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Event Risk Weekly Hedge Cost will be equal to the product of (i) 0.077% divided by 7 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Event Risk Weekly Hedge Cost is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time. The Event Risk Weekly Hedge Cost of 0.077% (7.7 basis points) per calendar week equates to approximately 4% per annum.

Daily Index Factor: The Daily Index Factor for any series of Securities on any Trading Day will equal (1 + 1- (a) the Index Closing Level for that series on such Trading Day divided by (b) the Index Closing Level of the Index for that series on the immediately preceding Trading Day). For purposes of calculating the Current Principal Amount at maturity or call, upon acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Specific Terms of the Securities

Tracking Fee: The Tracking Fee on the Initial Trade Date will equal zero. On each subsequent calendar day until maturity, acceleration, early redemption or call, the Tracking Fee will be equal to the product of (i) 1.35% divided by 365 times (ii) the Current Principal Amount for that series on the immediately preceding calendar day. Because the Tracking Fee is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time.

A “Trading Day” with respect to any series of Securities is a day on which (1) it is a Business Day, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the Calculation Agent in its sole discretion.

The “Maturity Date” will be the third Trading Day after the Final Valuation Date, which is scheduled to be September 6, 2041, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event or force majeure event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Trading Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on September 3, 2041. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. See “— Market Disruption Event.”

If the Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than three Trading Days.

If the Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on September 3, 2041, then the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than three Trading Days.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below, you may submit a request on any Trading Day prior to the Maturity Date to elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 25,000 Securities of the same series). If you so elect and have done so in compliance with the redemption procedures described below, and subject to the potential postponements and adjustments as described under “— Market Disruption Event,” you will receive payment for the redeemed Securities on any Redemption Date commencing on September 19, 2011 through and including August 30, 2041. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to

Specific Terms of the Securities

reach this minimum amount of 25,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

As of any Valuation Date, the “Redemption Fee” means an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on the applicable Valuation Date.

The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day.

You may lose some or all of your investment upon early redemption, if the level of the relevant Index increases or does not decrease by an amount sufficient to offset the combined negative effect of the Tracking Fee, the Event Risk Weekly Hedge Cost and the Redemption Fee. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Trading Day immediately preceding the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to receive payment for your Securities on the applicable Redemption Date and your

Specific Terms of the Securities

broker will need to complete all the required steps if you should wish to receive payment for your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS Call Right

On any Trading Day on or after September 12, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities of the relevant series not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive per Security a cash payment on the Call Settlement Date equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’ exercise of its Call Right, if the level of the relevant Index increases or does not decrease by an amount sufficient to offset the negative effect of the Tracking Fee and the Event Risk Weekly Hedge Cost.

Acceleration Upon Minimum Indicative Value or Maximum Intraday Index Value

If, at any time, (i) the indicative value of the Securities of any series on any Trading Day equals $5.00 or less or (ii) the intraday index value increases in value at least 60% as compared to the Index Closing Level on the previous Trading Day (each such date, an “Acceleration Date”), all issued and outstanding Securities of that series will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value would later exceed $5.00 or the intraday index value would decrease from the 60% level on such Acceleration Date or any subsequent Trading Day) for a cash payment equal to the Current Principal Amount calculated on and as of the Acceleration Date. We refer to this cash payment as the “Acceleration Amount”. The Acceleration Amount will be paid to Securities holders on the third Trading Day after the Acceleration Date (the “Acceleration Settlement Date”).

Calculation Agent

UBS Securities LLC will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Daily Index Factor, the Tracking Fee, the Event Risk Hedge Cost, the Redemption Fee and the Current Principal Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon early redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, the Acceleration Amount, if any, that we will pay you on the Acceleration Settlement Date and whether any day is a Business Day or a Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether any Index has been discontinued and whether there has been a material change in any Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, upon acceleration or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, the Call Settlement Date or the Acceleration Settlement Date, as applicable.

Specific Terms of the Securities

All dollar amounts related to determination of the Current Principal Amount, the Tracking Fee, the Redemption Amount, the Redemption Fee, the Call Settlement Amount and the Acceleration Amount will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

If any Index is not published on a Trading Day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects that Index, any futures contract underlying the relevant Index and/or the ability to hedge any of the Indices, the Calculation Agent may (but is not required to) make determinations and/or adjustments to the relevant Index or method of calculating the relevant Index. The determination of the value of a Security on a Valuation Date, including the Final Valuation Date, may be postponed if the Calculation Agent determines that a market disruption event or force majeure event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than three Trading Days. If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a market disruption event or force majeure event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Calculation Agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

The occurrence or existence of any of the following, as determined by the Calculation Agent in its sole discretion, will constitute a market disruption event:

➢	the Index Sponsor does not publish the level of an Index on any Trading Day;

➢

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculating the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchanges;

➢

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

➢

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculating the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

➢

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

Specific Terms of the Securities

➢	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

➢	on any Trading Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying an Index;

➢

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying an Index; and

➢	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Calculation Agent determines to be beyond its reasonable control and materially affects any Index, any futures contract underlying any Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

➢

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of any relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

➢

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Index Sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

➢

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

➢	a price change exceeding limits set by such relevant exchange,

➢	an imbalance of orders relating to such options, or

➢	a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

➢	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

Discontinuance or Modification of an Index

If the Index Sponsor discontinues publication of any Index, and any other person or entity publishes an index that the Calculation Agent determines is comparable to an Index and the Calculation Agent

Specific Terms of the Securities

approves such index as a successor index, then the Calculation Agent will determine the value of that Index on the applicable Valuation Date and the amount payable at maturity or call, upon acceleration or upon early redemption by reference to such successor index.

If the Calculation Agent determines that the publication of any Index is discontinued and there is no successor index, or that a market disruption event or force majeure event has occurred and is continuing on the date on which the value of the Index is required to be determined, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate that Index.

If the Calculation Agent determines that any Index or the method of calculating that Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the Calculation Agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of that Index used to determine the amount payable at maturity or call, upon acceleration or upon early redemption is equitable.

All determinations and adjustments to be made by the Calculation Agent may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as

Specific Terms of the Securities

of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, upon acceleration or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust

Specific Terms of the Securities

office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Payment When Offices Are Closed” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the relevant originally issued Securities and will have the same CUSIP number and will trade interchangeably with the relevant Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index or other securities of issuers included in the S&P 500® Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments linked to the Indices, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, or other instruments based on indices designed to track the performance of the Indices.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-15 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED

Certain U.S. Federal Income Tax Consequences

TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the relevant Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after you purchase the Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.    The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Certain U.S. Federal Income Tax Consequences

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the relevant Index. Under such characterization, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your notes to market at the end of the year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the relevant Index rolls. There may also be a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer exposure to a short investment strategy.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Tracking Fee, the Event Risk Weekly Hedge Cost or the Redemption Fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you entered into a short sale with respect to the relevant Index or the futures contracts included in the relevant Index or (ii) any gain or loss that you recognize upon the early redemption or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets.    Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The IRS has suspended this filing requirement for tax returns that are filed before it issues the return on which to report the relevant information. However, once the IRS issues the return, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such return. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax.    Under recently enacted legislation, for taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for

Certain U.S. Federal Income Tax Consequences

the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include any net gain that it recognizes upon the sale or maturity of the Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions.    Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Non-United States Holders.    If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the

Benefit Plan Investor Considerations

PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of each series of Securities to UBS Securities LLC at 100% of their stated Principal Amount (a total of $60,000,000 stated Principal Amount for all of the series). After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Tracking Fee and the Event Risk Weekly Hedge Cost. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-50, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Tracking Fee to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: [    ]

[BODY OF EMAIL]

Name of broker: [    ]

Name of beneficial holder: [    ]

Number of Securities to be redeemed: [    ]

Applicable Redemption Valuation Date: [    ], 20[    ]*

Broker Contact Name: [    ]

Broker Telephone #: [    ]

Broker DTC # (and any relevant sub-account): [    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Business Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due September 6, 2041, CUSIP No. [            ], redeemable for a cash amount based on the performance of the [    ] Index (the “Securities”) hereby irrevocably elects to receive a cash payment on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 25,000 Securities of the same series must be redeemed at one time to receive a cash payment on any Redemption Date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-9
Risk Factors	S-15
S&P 500 VIX Futures Indices	S-27
Valuation of the Indices and the Securities	S-38
Specific Terms of the Securities	S-41
Use of Proceeds and Hedging	S-50
Certain U.S. Federal Income Tax Consequences	S-51
Benefit Plan Investor Considerations	S-55
Supplemental Plan of Distribution	S-57
Conflicts of Interest	S-57

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

$100,000,000 ETRACS Daily Short 1-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 2-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 3-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 4-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 5-Month S&P 500 VIX Futures ETN due September 6, 2041

$100,000,000 ETRACS Daily Short 6-Month S&P 500 VIX Futures ETN due September 6, 2041

Prospectus Supplement dated

September 7, 2011

(To Prospectus dated January 13, 2009)

UBS Investment Bank